Exhibit 10.1
SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is made and entered into as of this 23rd day of December (the "Execution Date") by and among Workstream Incorporated., a Canadian corporation (the "Company") and Jay Markell ("Executive"). (The Company and Executive are hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties").

WHEREAS, pursuant to the Employment Agreement, executed February 15, 2008 and effective February 15, 2008, by and between the Company and Executive (the "Employment Agreement"), Executive has served as Chief Financial Officer of the Company;

WHEREAS, Executive desires to resign from his position, and the Company desires to accept Executive's resignation, on the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the promises and covenants made between the Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination of Employment.  In as much as Executive has decided not to continue his position as an active employee, such resignation effective as of January 16, 2009 (the "Effective Date") and the Company hereby accepts such resignation effective as of the Effective Date. From the Execution Date through the Effective Date, Executive agrees to continue to perform his duties as set forth in the Employment Agreement and the Company agrees to continue to pay Executive his current Base Salary (as defined in the Employment Agreement) in accordance with the Company's payroll practices. Except as otherwise expressly provided herein, the Parties' rights and obligations under the Employment Agreement shall be terminated and the Employment Agreement shall be of no further force and effect.

2. Separation Payment. The Company agrees to pay Executive three months Base Salary which shall be payable from January 17, 2009 through March 31, 2009, in equal installments over such period in accordance with the Company's regular payroll practices, and which shall be subject to all customary federal, state and local deductions. Executive shall continue to participate in the Company's medical and dental insurance plans on terms available to senior executive officers of the Company through March 31, 2009.  Executive will forfeit any claim to RSU’s and stock options whether they have vested or not.

3. Commitments listed in Appendix A will be monitored by the Chairman of the Board. Vacation schedule of Executive will be required and Executive will reasonably provide assistance under such circumstances.  Further, all conditions in Appendix A are subject to the executive‘s ability to maintain professionalism throughout the remainder of this agreement.  If in the Chairman of the Board, President/CEO or Audit committee, observes behavior that is deemed detrimental to the Company or not acceptable with the professionalism required of an Executive, the terms of this agreement will cease.

4. Company Records and Equipment.  With the exception of the company laptop issued to the Executive, on the Effective Date, Executive agrees to return to the Company any and all Company equipment, property, products, services, processes, technology, inventions, patents, business strategies, pricing information, current and prospective customer lists, marketing plans and any and all other materials relating to the Company or its business in Executive's possession in whatever form or medium whether written, electronic, recorded or otherwise.  The company laptop will be transferred to the Executive as his wholly owned personal property.   The Company hereby agrees that the Company's outside corporate counsel shall keep true and accurate copies of all board of director and board committee minutes that were taken during Executive's employment with the Company. Prior to the Effective Date, Executive agrees to take all actions necessary to remove him as a signatory on the Company's bank accounts as of the Effective Date.

5. Non-Solicitation and Non-Competition. Executive acknowledges and agrees that the Restrictive Covenants of Section 8 of the Employment Agreement shall remain in full force and effect for the time periods set forth therein and reaffirms his obligations to abide by such Restrictive Covenants and provided, further, that Executive covenants and agrees that he shall not, directly or indirectly, solicit, pursue, or interfere with the Company's negotiations with respect to, any potential software development which the Company is investigating or pursuing, for a period of six months from the Effective Date.

6. Non-disparagement. Each Party agrees not to, directly or indirectly, slander, libel or otherwise disparage or make any false statements or take any action which is, or is intended to, or could reasonably be expected to, be detrimental to the other Party, its business or reputation.

7. General Release of All Claims.  Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releases”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releases as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
Title VII of the Civil Rights Act of 1964;
Sections 1981 through 1988 of Title 42 of the United States Code;
The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);
The Immigration Reform and Control Act;
The Americans with Disabilities Act of 1990;

The Age Discrimination in Employment Act of 1967 (“ADEA”);
The Workers Adjustment and Retraining Notification Act;
The Fair Credit Reporting Act;
The Florida Civil Rights Act – Fla. Stat. § 760.01, et seq.;
Florida’s Private-Sector Whistle-blower’s Act – Fla. Stat. § 448.101, et seq.;
Florida’s Public-Sector Whistle-blower’s Act – Fla. Stat. § 112.3187, et seq.;
Florida’s Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Fla. Stat. § 440.205;
Florida’s Statutory Provision Regarding Wage Rate Discrimination Based on Sex – Fla. Stat. § 448.07;
The Florida Equal Pay Act – Fla. Stat. § 725.07;
The Florida Omnibus AIDS Act – Fla. Stat. § 760.50;
Florida’s Statutory Provisions Regarding Employment Discrimination on the Basis of and Mandatory Screening or Testing for Sickle-Cell Trait – Fla. Stat. §§ 448.075, 448.076;
Florida’s Wage Payment Laws, Fla. Stat. §§ 448.01, 448.08;
Florida’s General Labor Regulations, Fla. Stat. ch. 448;
any other federal, state or local law, rule, regulation, or ordinance;
any public policy, contract, tort, or common law; or
any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
8.  Acknowledgments and Affirmations.
Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer.
Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been subjected to retaliation for taking such leave.
Employee further affirms that Employee has no known workplace injuries or occupational diseases.
Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Employee’s agreement(s) with Employer and/or common law.
Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud.   Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

9.  Confidentiality and Return of Property.  Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release.

Employee affirms that Employee has returned all of Employer's property, documents, and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer's premises and that Employer is not in possession of any of Employee’s property.
10.  Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of Employee’s last day of employment without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or seek any damages for breach.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.
11.  Non-admission of Wrongdoing.  The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releases of wrongdoing or evidence of any liability or unlawful conduct of any kind.
12.           Amendment.  This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.
13.           Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except Appendix A, which is incorporated herein by reference. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.
EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO FOURTY FIVE CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.
EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO GINGER SIMPSON, Director of Human Resources, Workstream, Inc., 2600 Lake Lucien Drive #410, Maitland, FL 32751, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE PERSONALLY DELIVERED TO GINGER SIMPSON OR MAILED TO GINGER SIMPSON AT THE ADDRESS LISTED ABOVE AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.
EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:
WORKSTREAM, INC.

By:_____________________________________
By:_____________________________________	Steve Purello
Jay Markell	President/Chief Executive Officer

Date:_____________________________________
Date:_____________________________________